Exhibit 5.1

[Thompson Coburn LLP letterhead]

March 13, 2008

Baldor Electric Company

5711 R.S. Boreham, Jr. Street

Fort Smith, Arkansas 72901

Re:	Registration Statement on Form S-8 for 5,000,000 shares of Baldor Electric Company common stock, $0.10 par value per share, associated Common Stock Purchase Rights, and an indeterminate number of plan interests of the Baldor Electric Company Employees’ Profit Sharing And Savings Plan (the “Plan”), for issuance to participants under the Plan

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Baldor Electric Company, a Missouri corporation (the “Company”), on March 13, 2008, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to Five Million (5,000,000) shares of the Company’s common stock, $0.10 par value per share, associated Common Stock Purchase Rights (collectively, the “Shares”) and an indeterminate number of plan interests of the Baldor Electric Company Employees’ Profit Sharing And Savings Plan (the “Plan”), pursuant to the Plan, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Articles of Incorporation, as restated and amended, By-Laws, as amended, the Rights Agreement dated as of May 6, 1988, as amended, by and between the Company and Continental Stock Transfer & Trust Company (as successor to Wachovia Bank of North Carolina, N.A.), resolutions adopted by the Board of Directors relating to such issuance and the Plan, the written document constituting the Plan, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Shares issued pursuant to the Plan by the Company have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement.

Very truly yours,

/s/ Thompson Coburn LLP